Exhibit (e)(xii) under Form N1-A
                                              Exhibit 10 under Item 601/Reg. S-K


                          Amendment #5 to Agreement for

              Administrative Services and Transfer Agency Services

     This Amendment #5 to the Agreement for Administrative Services and Transfer Agency Services, dated November 1, 2000 (as amended, the "Agreement") by and between MTB Group of Funds (the "Investment Company") and Federated Services Company (the "Company") is made this 1st day of July, 2004 by and between the Investment Company and the Company.

     WHEREAS, the Company is selling its transfer agency business to Boston Financial Data Services, Inc. ("BFDS") and will no longer be providing transfer agency services under the Agreement;

     WHEREAS, BFDS has indicated its willingness to provide transfer agency services to the Investment Company on terms identical to those contained in the Agreement;

     WHEREAS, the Investment Company and BFDS intend to enter into a separate agreement regarding the provision of transfer agency services by BFDS to the Investment Company on terms identical to those contained in the Agreement;

     WHEREAS, the parties wish to amend the Agreement as indicated herein to reflect that the Company will no longer being providing transfer agency services to the Investment Company.

     NOW, THEREFORE, in consideration of the mutual promises contained within the Agreement and the promises contained herein and for other good and sufficient consideration, the parties, intending to be legally bound, agree as follows:

     1. Effective as of the date hereof, the Company shall no longer provide the transfer agency services described in the Agreement, including but not limited to all transfer agency services described in Section Two of the Agreement. The Company shall have no further obligation with regard to such services for the period from and after the date hereof and the Investment Company shall look solely to any agreement it may have with BFDS regarding such services.

     2. If any provision of this Amendment conflicts in whole or in part, with the terms and conditions of the Agreement, then the provisions of this Amendment shall control. All other terms and conditions of the Agreement remain unchanged.

     IN WITNESS  WHEREOF,  the  parties  have  caused  this  Amendment  #5 to be
executed  as  of  the  date  first  above  written  by  their  duly   authorized
representatives.


MTB GROUP OF FUNDS                          FEDERATED SERVICES COMPANY


By:  /s/ Charles L. Davis, Jr.              By:  /s/ Thomas R. Donahue
   ---------------------------------           ---------------------------------
Name:  Charles L. Davis, Jr.                Name:  Thomas R. Donahue
Title:  Chief Executive Officer             Title:  Treasurer